Pursuant to Rule 424(b)(3)
                                              Registration Number 333-127522


                       PROSPECTUS SUPPLEMENT NUMBER TWO
                    (TO PROSPECTUS DATED OCTOBER 18, 2005)

                              15,372,245 Shares

                                  VoIP, Inc.

                                 COMMON STOCK


     This prospectus supplement supplements the prospectus dated October 18, 2005 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 15,372,245 shares of our common stock. This prospectus supplement corrects the ownership of 50,000 shares listed for sale by Robert Kraak. Instead, there are 10,000 shares being sold by Robert Kraak and 40,000 shares being sold by Robert Kraak and Erika Kraak as JTWROS.

     The information contained in such report is dated as of the date hereof. This prospectus supplement should be read in conjunction with the prospectus dated October 18, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updated and supercedes the information contained in the prospectus dated October 18, 2005, including any supplements or amendments thereto.

     Investing in the shares involves risks. See "Risk Factors" beginning on page 5 of the prospectus dated October 18, 2005.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


        The date of this prospectus supplement is January 9, 2006.